Exhibit 99.1
Joint Filer Information

Date of Earliest Transaction:	December 31, 2009

Issuer Name and Ticker or Trading Symbol:	X-Rite, Incorporated (“XRIT”)

Designated Filer:	OEPX, LLC

Other Joint Filers:	One Equity Partners III, L.P. 320 Park Avenue, 18th Floor New York, NY 10022

OEP General Partner III, L.P. 320 Park Avenue, 18th Floor New York, NY 10022

OEP Holding Corporation 320 Park Avenue, 18th Floor New York, NY 10022

Signatures:	ONE EQUITY PARTNERS III, L.P.

By: OEP General Partner III, L.P. as its general partner

By: OEP Holding Corporation as its general partner

By: /s/ Colin M. Farmer Name: Colin M. Farmer Title: Managing Director

OEP GENERAL PARTNER III, L.P.

By: OEP Holding Corporation as its general partner

By: /s/ Colin M. Farmer Name: Colin M. Farmer Title: Managing Director

OEP HOLDING CORPORATION

By: /s/ Colin M. Farmer Name: Colin M. Farmer Title: Managing Director